Exhibit 4.3

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE ISSUER TO SUCH EFFECT  HAS BEEN RENDERED BY COUNSEL.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

OCZ TECHNOLOGY GROUP, INC.

Warrant No.: ______	Number of Shares: _____
Date of Issuance:  March 23, 2010

FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, OCZ Technology Group, Inc., a Delaware corporation (together with its successors and assigns, the “Issuer”), hereby certifies that _________ or its registered assigns is entitled to subscribe for and purchase, during the Term (as hereinafter defined), up to __________ shares of the duly authorized, validly issued, fully paid and non-assessable Common Stock of the Issuer, par value $0.0025 per share (the “Common Stock”), at an exercise price per share equal to $5.25 (the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.  Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof.

1.  Term.  The term of this Warrant shall commence on the Date of Issuance set forth above and shall expire at 5:00 p.m., Eastern Time, on the five (5) year anniversary of the Date of Issuance (such period, the “Term”).

2.  Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a)  Time of Exercise.  The purchase rights represented by this Warrant may be exercised in whole or in part at any time during the Term.

(b)  Method of Exercise.

(i)  General.  The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant, with the Notice of Exercise attached hereto duly executed, at the principal office of the Issuer, and the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price multiplied by the number of shares of Warrant Stock with respect to which this Warrant is then being exercised, payable at such Holder’s election (A) by certified or official bank check or by wire transfer to an account designated by the Issuer, (B) by “cashless exercise” in accordance with Section 2(b)(ii), or (C) by a combination of the foregoing methods of payment selected by the Holder of this Warrant.

(ii)  Cashless Exercise.  In lieu of exercising this Warrant by payment of cash, the Holder may exercise this Warrant by a “cashless exercise” and shall receive the number of shares of Common Stock computed using the following formula:

X = Y - (A)(Y)
                 B

Where	X =	the number of shares of Common Stock to be issued to the Holder;

Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;

A =	the Warrant Price; and

B =	the Per Share Market Value of one share of Common Stock on the date of exercise.

(c)  Issuance of Stock Certificates.  In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding three (3) Business Days (as defined in the Purchase Agreement) after such exercise, and the Holder hereof shall be deemed for all purposes to be the holder of the shares of Warrant Stock so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of shares of Warrant Stock, if any, with respect to which this Warrant shall not then have been exercised (less any amount thereof which shall have been canceled in payment or partial payment of the Warrant Price as hereinabove provided) shall also be issued to the Holder hereof at the Issuer’s expense within such time.

(d)  Compliance with Securities Laws.

(i)  The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant or the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and not with a view to or in connection with a distribution, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws.

(ii)  Except as provided in paragraph (iii) below, this Warrant and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE ISSUER TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

(iii)  Notwithstanding the foregoing, the legend requirement set forth in Section 2(d)(i) shall terminate with respect to certificates representing shares of Warrant Stock issued upon exercise of the Warrant immediately upon the effectiveness of a registration statement covering the sale of the Warrant Stock; provided, that for any exercise prior to six-months from the Date of Issuance the Holder represents to the Issuer and its transfer agent that the sale is being made pursuant to and in compliance with the registration statement; and provided further, that for any exercise after six months but prior to one year from the Date of Issuance, the Holder represents to the Issuer and its transfer agent that the sale is being made pursuant to and in compliance with the registration statement or Rule 144 under the Securities Act.

3.  Stock Fully Paid; Covenants.

(a)  Stock Fully Paid.  The Issuer represents, warrants, covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of this Warrant or otherwise hereunder will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Issuer.  The Issuer further covenants and agrees that during the Term, the Issuer will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

(b)  Covenants.  The Issuer shall not by any action including, without limitation, amending the Issuer’s Certificate of Incorporation, as amended, or Bylaws, as amended (collectively, the “Charter Documents”) of the Issuer or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation (i) permitting the par value, if any, of its Common Stock to exceed the Warrant Price, (ii) amending or modifying any provision of the Charter Documents in any manner that would have a material adverse effect on the rights of the Holders of the Warrants, and (iii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein or under applicable securities laws) upon the exercise of this Warrant.

(c)  Loss, Theft, Destruction of Warrants.  Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

4. Adjustments Affecting Common Stock.

(a)  Reclassification, Splits, Dividends, etc.

(i) If at any time or from time to time after the Date of Issuance and prior to the exercise in full of this Warrant or the expiration of the Term, there shall be any reclassification or change of the Common Stock issuable upon exercise of this Warrant, the Issuer shall execute a new Warrant, providing that the Holder of this Warrant shall have the right to exercise such new Warrant, in substantially the form hereof, and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the number and kind of shares of stock, other securities, money or property receivable upon such reclassification or change by a holder of one share of Common Stock.  Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.

(ii)  If at any time or from time to time after the Date of Issuance and prior to the exercise in full of this Warrant or the expiration of the Term, the Issuer shall split, subdivide or combine its Common Stock, then the Warrant Price shall be proportionately decreased in the case of a split or subdivision or increased in the case of a combination. If at any time or from time to time after the Date of Issuance and prior to the exercise in full of this Warrant or the expiration of the Term, the Issuer shall pay a stock dividend or other stock distribution with respect to the Common Stock (except any distribution specifically provided for in this Section 4(a)), then the Warrant Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of the Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of the Common Stock outstanding immediately after such dividend or distribution.

(iii) After any adjustment of the Warrant Price pursuant to Section 4(a), the number of shares of Warrant Stock issuable at the new Warrant Price shall be adjusted to the number obtained by (i) multiplying the number of shares of Warrant Stock issuable upon exercise of this Warrant immediately before such adjustment by the Warrant Price in effect immediately before such adjustment and (ii) dividing the product so obtained by the new Warrant Price.

(b)  Additional Issuances of Equity Securities.  If the Issuer at any time while this Warrant is outstanding and unexpired shall issue any Common Stock, or any securities that are at any time convertible into or exercisable or exchangeable for Common Stock (“Common Stock Equivalents,” and together with the Common Stock, “Equity Securities”), other than an Exempt Issuance at a price per share less than the then effective Warrant Price, then upon each such issuance the Warrant Price and only the Warrant Price shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Warrant Price then in effect by a fraction:

(i)  the numerator of which shall be equal to the sum of (x) the number of shares of Outstanding Common Stock immediately prior to such issuance of such Equity Securities plus (y) the number of shares of Common Stock which the aggregate consideration for the total number of such Equity Securities so issued would purchase at a price per share equal to the Warrant Price then in effect, and

(ii) the denominator of which shall be equal to the number of shares of Outstanding Common Stock immediately after the issuance of such Equity Securities.

(c) Form of Warrant after Adjustments.  The form of this Warrant need not be changed because of any adjustments in the Warrant Price or the number and kind of securities purchasable upon the exercise of this Warrant.

5.  Notice of Adjustments.  Whenever the Warrant Price shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, each an “adjustment”), the Issuer shall cause its Chief Financial Officer or other appropriate officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Issuer (the “Board”) made any determination hereunder), and the Warrant Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment.

6.  Fractional Shares.  No fractional shares of Warrant Stock will be issued in connection with and exercise hereof. If any fraction of a share of Common Stock would, except for the provisions of this Section, be issuable on the exercise hereof, the Issuer will (i) round down and issue to the Holder only the largest whole number of shares of Common Stock to which the Holder is otherwise entitled if the fraction of a share otherwise issuable is less than one-half, or (2) round up and issue to the Holder one additional share of Common Stock in addition to the largest whole number of shares of Common Stock to which the Holder is otherwise entitled, if the fraction of a share of Common Stock otherwise issuable is equal to or greater than one-half.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Common Stock for which warrants are being exercised at any one time by the Holder hereof, not upon each warrant being exercised.

7.  Fundamental Transaction.

(a)  Prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the Issuer shall use reasonable efforts to negotiate with the Person with which it is engaging in a Fundamental Transaction to make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

(b)  In the event the Issuer is unable after reasonable negotiation to include the provision referred to in Section 7(a) above as part of a Fundamental Transaction, then this Warrant shall convert at the closing of a Fundamental Transaction into the right to receive cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

(c)  In the event that the Issuer is able to include the provision referred to in Section 7(a) as part of a Fundamental Transaction, then, notwithstanding the foregoing, at the request of the Holder delivered before the 90th day after the closing of a Fundamental Transaction, the Issuer (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

8.  Certain Definitions.  For the purposes of this Warrant, the following terms have the following meanings:

“Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg using (i) a price per share of Common Stock equal to the Weighted Average Price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable  Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of 100% and the 30-day volatility obtained from the “HVT” function on Bloomberg determined as of the Trading Day next following the public announcement of the applicable Fundamental Transaction.

“Bloomberg” means Bloomberg Financial Markets.

“Fundamental Transaction” means that the Issuer shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Issuer is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

“Holders” means the Persons who from time to time own any Warrant.  The term “Holder” means any one of the Holders.

“Outstanding Common Stock” means, at any given time, the aggregate amount of outstanding shares of Common Stock, assuming full exercise, conversion or exchange (as applicable) of all Equity Securities that are outstanding at such time.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of the Common Stock on such date on any national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not then listed on any national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the Pink Sheets, LLC (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the Pink Sheets, LLC (or similar organization or agency succeeding to its functions of reporting prices), then the fair market value of a share of Common Stock as determined by the Board in good faith.

“Permitted Issuances” means:

(1)  Securities issued (other than for cash) in connection with a merger, acquisition or consolidation;

(2)  Securities issued pursuant to (A) a dividend or other distribution on outstanding Common Stock of the Issuer, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock;

(3)  Securities issued or issuable pursuant to any Issuer stock option plan, stock purchase plan, or other equity incentive plan or agreement approved by the Board;

(4)  Securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board;

(5)  Securities issued pursuant to a bona fide, firm underwritten public offering of the Issuer’s securities;

(6)  Securities issued or issuable pursuant to the conversion or exercise of convertible securities issued or outstanding on or prior to the date hereof (including the Securities issuable pursuant to the Purchase Agreement);

(7)  Securities issued in connection with bona fide strategic collaborations, development agreements or licensing transactions approved by the Board;

(8)  Securities issuable as a result of the application of similar antidilution provisions in respect of any other Securities;

(9)  Securities issued to any placement agent and/or its designees in connection with any offering or financing of the Issuer;

(10)  Securities issued by way of dividend or other distribution, or upon the exercise or conversion of, any securities included in this definition of Permitted Issuances; and

(11)  Such additional Securities that are designated in writing as included in this definition of Permitted Issuances by Holders of at least a majority of the shares of Warrant Stock issuable upon exercise of the Warrants at the time outstanding.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Purchase Agreement” means the Securities Purchase Agreement of even date herewith, by and among the Issuer and the purchasers listed on Schedule A attached thereto.

“Successor Entity” means the Person (or, if so elected by the Holder, the parent entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the parent entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means any day on which the Common Stock are traded on the NASDAQ Global Market, or, if the NASDAQ Global Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Warrants” means the Warrants issued and sold pursuant to the Purchase Agreement or the Exchange Agreement, including, without limitation, this Warrant, and any other warrants of like tenor issued in substitution or exchange therefor or herefor.

“Warrant Stock” means Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the NASDAQ Global Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Issuer and the Holder.  All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

9.  Amendment and Waiver.  Any term, covenant, agreement or condition in this Warrant may be amended, and the observance of any term waived, only with the written consent of the Issuer and the Holders of at least a majority of the shares of Warrant Stock issuable upon exercise of the Warrants at the time outstanding.  Any amendment effected in accordance with this Section will be binding upon all Holders, the Issuer and their respective successors and assigns.

10.  Governing Law.  This Warrant will be governed by and construed and enforced under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.  Notices.  Any notices and other communications required or permitted under this Warrant shall be in writing and delivered in the manner and deemed effective as set forth in the Purchase Agreement.

12.  Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the Holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or Holders of Warrant Stock.

13.  Modification and Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision will be excluded from this Warrant and the balance of the Warrant will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

14.  Headings.  The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the day and year first above written.

OCZ TECHNOLOGY GROUP, INC.

By:
	Name:	Kerry Smith
	Title:	Chief Financial Officer

NOTICE OF EXERCISE

OCZ TECHNOLOGY GROUP, INC.

The undersigned Holder, pursuant to the provisions of the Warrant delivered herewith (the “Warrant”), hereby irrevocably elects to purchase shares of Common Stock of OCZ Technology Group, Inc.  Capitalized terms not elsewhere defined herein shall have the meanings set forth in the Warrant.

The undersigned tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any, by (check applicable method):

____ a.	tendering cash payment of the Warrant Price per share required under the Warrant;

OR

____ b.	utilizing the cashless exercise provisions of Section 2(b)(ii) of the Warrant.

The exact name in which stock certificate(s) should be issued and address for delivery is:

Name:
Address:

“Holder”

By:
Name:
Title (if applicable):

Date: